Exhibit 99.1
KIMBALL INTERNATIONAL, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2018 RESULTS

JASPER, IN (August 1, 2018) - Kimball International, Inc. (NASDAQ: KBAL) today announced results for the quarter and fiscal year ended June 30, 2018.
Highlights:

•	Revenue growth of 7%, or 4% on an organic basis; highest quarterly sales in over 15 years at $184.5 million

•	Strong order growth of 19% at $208 million, or 10% on an organic basis and adjusted for timing of price increases

•	Significant growth of 33% in orders in hospitality vertical on an organic basis

•	Transportation, steel and other commodity cost increases continued to put pressure on margins

•	Operating cash flow increased 35% over prior year fourth quarter

•	Our Kimball brand received “#MetropolisLikes” award by Metropolis Magazine for its Wilder seating collection

•	The National brand Danville, KY, facility recognized with the 2017 Governor’s Safety and Health Award by the Kentucky Labor Cabinet

Bob Schneider, Chairman and CEO, stated, “We ended fiscal year 2018 on a strong note with fourth quarter organic revenue growth of 4% throughout most of our market verticals. While we were encouraged with the growth, our margins in the quarter experienced pressure from higher transportation, steel and other commodity costs, which lowered profits. We are progressing with our cost reduction initiatives announced last quarter, which will save approximately $7 million in fiscal year 2019, and we will begin to realize the benefits of our recent price increases within our National and Kimball brands as those price increases begin to take hold over the next couple quarters and positively impact earnings. We anticipate these actions once fully ramped up will offset the higher costs in the second quarter of fiscal year 2019. Comparing profits to the prior year gets challenging because in the prior year fourth quarter, we sold some idle land at a $1.2 million pre-tax gain. Had we not realized that gain last year, our fourth quarter operating income would have been $0.4 million higher than last year, although we are not satisfied with these results.”
Mr. Schneider concluded, “Our strong order growth in the fourth quarter reflects a level of activity occurring within our markets that we have not seen for a while. The excitement and enthusiasm experienced during the office furniture show in Chicago in June was very encouraging, as is the 33% increase in hospitality vertical orders. The macroeconomic environment is signaling continued growth, while we are continuing to evaluate effects from the tariff discussions. I am encouraged by our results in the fourth quarter and the order momentum going into fiscal year 2019.”

Overview

Financial Highlights (Amounts in Thousands, Except Per Share Data)	Three Months Ended
	June 30, 2018	June 30, 2017	Percent Change
Net Sales	$184,512	$171,983	7%
Gross Profit	$60,166	$57,808	4%
Gross Profit %	32.6%	33.6%
Selling and Administrative Expenses	$45,575	$42,413	7%
Selling and Administrative Expenses %	24.7%	24.6%
Operating Income	$14,591	$15,395	(5%)
Operating Income %	7.9%	9.0%
Net Income	$10,254	$10,560	(3%)
Diluted Earnings Per Share	$0.28	$0.28
Return on Capital	20.8%	23.0%
EBITDA *	$18,631	$19,481

* The item indicated represents a Non-GAAP measurement. See “Reconciliation of Non-GAAP Financial Measures” below.

•
Consolidated net sales increased 7%, or 4% on an organic basis, driven by increases in all vertical markets except the government vertical. The hospitality vertical grew 26% including D’style acquisition sales, or 12% excluding D’style, due to increasing optimism in the hospitality industry fueled in part by the tax stimulus. The healthcare vertical increased 14% as a result of an increased focus and realignment of strategies for this vertical. Sales in the government vertical declined 16% as a result of large prior year shipments which did not repeat this year given the project nature of this vertical.

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Orders received during the fourth quarter of fiscal year 2018 increased 19% from the prior year, or 10% on a comparable basis excluding the D’style acquisition and adjusting for the timing of price increases. The increase was driven by growth in all vertical markets except the government vertical. Orders in the hospitality vertical grew 50% including the D’style acquisition, or 33% organically, driven by strong demand for both custom and non-custom products. Orders in the commercial and finance verticals increased due to our continued strategy to deliver value to customers in these segments, while the government vertical declined due to construction delays which pushed back orders to later quarters.

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Gross profit as a percent of net sales declined 100 basis points from the prior year as incremental margins from price increases were more than offset by a less profitable sales mix, higher transportation, steel, and other commodities, and an increase in the LIFO inventory reserve.

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Selling and administrative expenses in the fourth quarter increased 10 basis points as a percent of net sales and increased 7% in absolute dollars compared to the prior year. The increase in selling and administrative expense was driven by the additional selling and administrative expenses of the D’style acquisition as well as prior year gains on the sale of idle land and bad debt reversals not repeating in the current year, and increased marketing expenses, partially offset by lower incentive compensation costs. The prior year fourth quarter gains on the sale of idle land reduced prior year administrative expenses by $1.2 million.

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The Company benefited from a lower effective tax rate of 31.4% for the fourth quarter of fiscal year 2018 compared to the prior year effective tax rate of 33.4%. The decline was driven by the recently enacted tax act, where the Company’s statutory federal tax rate for fiscal year 2018 is a blended rate of 28.1% compared to the previous rate of 35%. The Company expects the tax act to generate significant tax savings in future periods, as the final 21% tax rate becomes effective in fiscal year 2019.

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Operating cash flow for the fourth quarter of fiscal year 2018 was $20.5 million compared to operating cash flow of $15.1 million in the prior year, an increase of $5.4 million. The increase was primarily driven by lower fourth quarter estimated tax payments due to a reduction in federal tax rates from the Tax Cuts and Jobs Act, and the acceleration of certain deductions into the current fiscal year to take advantage of higher tax rates in fiscal year 2018 versus fiscal year 2019.

•
The Company’s balance in cash, cash equivalents, and short-term investments was $87.3 million at June 30, 2018, compared to $98.6 million at June 30, 2017. The fiscal year 2018 decrease was primarily due to capital expenditures of $22.3 million, a $18.2 million cash outflow for the D’style acquisition, and the return of capital to shareowners in the form of $8.9 million in stock repurchases and $10.1 million in dividends, which more than offset $46.9 million of cash flows from operations.

Fiscal year 2018 net sales of $685.6 million increased 2% from fiscal year 2017 net sales of $669.9 million. Fiscal year 2018 operating income was $51.1 million, or 7.4% of net sales, compared to fiscal year 2017 operating income of $56.7 million, or 8.5% of net sales. Fiscal year 2018 operating income includes a $1.7 million gain on the sale of an administrative building, and fiscal year 2017 operating income includes a $1.8 million gain on the sale of a facility related to a prior year restructuring plan and $1.2 million of gains from the sale of idle land. Net income for fiscal year 2018 was $34.4 million, or $0.92 per diluted share, inclusive of the $1.2 million or $0.03 per share gain on the sale of an administrative building. Fiscal year 2017 net income was $37.5 million, or $0.99 per diluted share, inclusive of the $1.1 million or $0.03 per share gain related to the prior year restructuring plan and the $0.7 million or $0.02 per share of gains from the sale of idle land.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, statement of comprehensive income, balance sheet, or statement of cash flows of the Company. The non-GAAP financial measures used within this release are organic net sales and

EBITDA. Organic net sales are defined as net sales excluding acquisition-related sales, and EBITDA is defined as net income before interest expense, income taxes, depreciation expense, amortization expense, and restructuring expense. A reconciliation of the reported GAAP numbers to the non-GAAP financial measures is included in the Reconciliation of Non-GAAP Financial Measures table below. Management believes that organic net sales is useful to investors to aid in identifying underlying trends in our business and facilitating comparisons of our sales performance with prior periods. Management believes that EBITDA is a useful measurement to assist investors in comparing our performance over various reporting periods on a consistent basis by removing from operating results the impact of items that do not reflect our core operating performance.
The orders received metric is a key performance indicator used to evaluate general sales trends and develop future operating plans. Orders received represent firm orders placed by our customers during the current quarter which are expected to be recognized as revenue during current or future quarters. The orders received metric is not intended to be presented as an alternative measure of revenue recognized in accordance with GAAP.
Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the risk that any projections or guidance, including revenues, margins, earnings, or any other financial results are not realized, the outcome of a governmental review of our subcontractor reporting practices, adverse changes in the global economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, financial stability of key customers and suppliers, and availability or cost of raw materials. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company’s Form 10-K filing for the fiscal year ended June 30, 2017 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast

Date:	August 2, 2018
Time:	11:00 AM Eastern Time
Dial-In #:	844-602-5643 (International Calls - 574-990-3014)
Pass Code:	Kimball
A webcast of the live conference call may be accessed by visiting Kimball International’s Investor Relations website at www.ir.kimballinternational.com.
For those unable to participate in the live webcast, the call will be archived at www.ir.kimballinternational.com within two hours of the conclusion of the live call.
About Kimball International, Inc.
Kimball International, Inc. creates design driven, innovative furnishings sold through our family of brands: Kimball, National, and Kimball Hospitality. Our diverse portfolio offers solutions for the workplace, learning, healing, and hospitality environments. Dedicated to our Guiding Principles, our values and integrity are evidenced by public recognition as a highly trusted company and an employer of choice. “We Build Success” by establishing long-term relationships with customers, employees, suppliers, shareowners and the communities in which we operate. To learn more about Kimball International, Inc. (NASDAQ: KBAL), visit www.kimballinternational.com.

Financial highlights for the fourth quarter and fiscal year ended June 30, 2018 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	June 30, 2018		June 30, 2017
Net Sales	$184,512	100.0%	$171,983	100.0%
Cost of Sales	124,346	67.4%	114,175	66.4%
Gross Profit	60,166	32.6%	57,808	33.6%
Selling and Administrative Expenses	45,575	24.7%	42,413	24.6%
Operating Income	14,591	7.9%	15,395	9.0%
Other Income, net	352	0.2%	456	0.2%
Income Before Taxes on Income	14,943	8.1%	15,851	9.2%
Provision for Income Taxes	4,689	2.5%	5,291	3.1%
Net Income	$10,254	5.6%	$10,560	6.1%

Earnings Per Share of Common Stock:
Basic	$0.28		$0.28
Diluted	$0.28		$0.28

Average Number of Total Shares Outstanding:
Basic	37,094		37,261
Diluted	37,248		37,729

(Unaudited)	Fiscal Year Ended
(Amounts in Thousands, except per share data)	June 30, 2018		June 30, 2017
Net Sales	$685,600	100.0%	$669,934	100.0%
Cost of Sales	464,154	67.7%	446,629	66.7%
Gross Profit	221,446	32.3%	223,305	33.3%
Selling and Administrative Expenses	170,383	24.9%	168,474	25.1%
Restructuring (Gain) Expense	0	0.0%	(1,832)	(0.3%)
Operating Income	51,063	7.4%	56,663	8.5%
Other Income, net	1,262	0.2%	1,355	0.2%
Income Before Taxes on Income	52,325	7.6%	58,018	8.7%
Provision for Income Taxes	17,886	2.6%	20,512	3.1%
Net Income	$34,439	5.0%	$37,506	5.6%

Earnings Per Share of Common Stock:
Basic	$0.92		$1.00
Diluted	$0.92		$0.99

Average Number of Total Shares Outstanding:
Basic	37,314		37,334
Diluted	37,494		37,833

	(Unaudited)
Condensed Consolidated Balance Sheets	June 30, 2018	June 30, 2017
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$52,663	$62,882
Short-term investments	34,607	35,683
Receivables, net	60,984	53,909
Inventories	39,509	38,062
Prepaid expenses and other current assets	18,523	8,050
Assets held for sale	281	4,223
Property and Equipment, net	84,487	80,069
Goodwill	8,824	0
Intangible Assets, net	12,607	2,932
Deferred Tax Assets	4,916	14,487
Other Assets	12,767	13,450
Total Assets	$330,168	$313,747

LIABILITIES AND SHAREOWNERS’ EQUITY
Current maturities of long-term debt	$23	$27
Accounts payable	48,214	44,730
Customer deposits	21,253	20,516
Sale-leaseback financing obligation	0	3,752
Dividends payable	2,662	2,296
Accrued expenses	49,294	49,018
Long-term debt, less current maturities	161	184
Other	15,537	17,020
Shareowners’ Equity	193,024	176,204
Total Liabilities and Shareowners’ Equity	$330,168	$313,747

Condensed Consolidated Statements of Cash Flows	Fiscal Year Ended
(Unaudited)	June 30,
(Amounts in Thousands)	2018	2017
Net Cash Flow provided by Operating Activities	$46,866	$64,844
Net Cash Flow used for Investing Activities	(35,216)	(36,176)
Net Cash Flow used for Financing Activities	(21,869)	(13,362)
Net (Decrease) Increase in Cash and Cash Equivalents	(10,219)	15,306
Cash and Cash Equivalents at Beginning of Period	62,882	47,576
Cash and Cash Equivalents at End of Period	$52,663	$62,882

Net Sales by End Vertical Market
	Three Months Ended			Fiscal Year Ended
(Unaudited)	June 30,			June 30,
(Amounts in Millions)	2018	2017	% Change	2018	2017	% Change
Commercial	$52.7	$50.8	4%	$201.7	$198.5	2%
Education	23.5	23.3	1%	82.8	78.0	6%
Finance	18.4	17.1	8%	66.6	68.1	(2%)
Government	18.6	22.1	(16%)	81.3	75.5	8%
Healthcare	24.5	21.4	14%	86.6	96.0	(10%)
Hospitality	46.8	37.2	26%	166.6	153.8	8%
Total Net Sales	$184.5	$171.9	7%	$685.6	$669.9	2%

Orders Received by End Vertical Market
	Three Months Ended			Fiscal Year Ended
(Unaudited)	June 30,			June 30,
(Amounts in Millions)	2018	2017	% Change	2018	2017	% Change
Commercial	$58.5	$48.6	20%	$211.0	$207.1	2%
Education	34.5	31.6	9%	88.0	84.6	4%
Finance	20.4	16.1	27%	73.6	68.8	7%
Government	19.0	22.6	(16%)	77.8	81.7	(5%)
Healthcare	24.9	22.8	9%	92.6	99.4	(7%)
Hospitality	50.8	33.9	50%	164.9	143.6	15%
Total Orders Received	$208.1	$175.6	19%	$707.9	$685.2	3%

During the second quarter of fiscal year 2018, vertical market reporting was redefined to better reflect the end markets that the Company serves. The largest shifts among vertical markets were sales to certain government-affiliated medical facilities, which were previously classified in the government vertical market and are now classified in the healthcare vertical market. Prior period information was estimated to reflect the new vertical market definitions on a comparable basis.

Supplementary Information
Components of Other Income (Expense), net	Three Months Ended		Fiscal Year Ended
(Unaudited)	June 30,		June 30,
(Amounts in Thousands)	2018	2017	2018	2017
Interest Income	$331	$191	$1,057	$536
Interest Expense	(61)	(22)	(221)	(37)
Foreign Currency Gain (Loss)	(62)	46	(93)	18
Gain on Supplemental Employee Retirement Plan Investment	224	346	980	1,215
Other Non-Operating Expense	(80)	(105)	(461)	(377)
Other Income, net	$352	$456	$1,262	$1,355

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands)

Net Sales excluding D’style acquisition (“Organic Net Sales”)
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net Sales, as reported	$184,512	$171,983	$685,600	$669,934
Less: D’style acquisition net sales	5,398	0	13,031	0
Organic Net Sales	$179,114	$171,983	$672,569	$669,934

Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) excluding Restructuring
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net Income	$10,254	$10,560	$34,439	$37,506
Provision for Income Taxes	4,689	5,291	17,886	20,512
Income Before Taxes on Income	14,943	15,851	52,325	58,018
Interest Expense	61	22	221	37
Interest Income	(331)	(191)	(1,057)	(536)
Depreciation and Amortization	3,958	3,799	15,470	15,553
Pre-tax Restructuring Gain	0	0	0	(1,832)
EBITDA	$18,631	$19,481	$66,959	$71,240